1933 Act File No. 333-211845

1933 Act File No. 811- 23159

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

[ ]	REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933
[ ]	Pre-Effective Amendment
[X]	Post-Effective Amendment No. 16

and/or

[ ]	REGISTRATION STATEMENT UNDER INVESTMENT COMPANY ACT OF 1940
[X]	Amendment No. 19

(Check appropriate box or boxes)

Griffin Institutional Access Credit Fund
(Exact Name of Registrant as Specified in Charter)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of Principal Executive Offices)

310-469-6100
(Registrant’s Telephone Number, including Area Code)

Copies of information to:
Terrence O. Davis

Greenberg Traurig, LLP

3333 Piedmont Road, NE

Suite 2500

Atlanta, GA 30305

August 27, 2021

[ ]	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

[X]	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

[ ]	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

[ ]	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

[ ]	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

[ ]	when declared effective pursuant to Section 8(c) of the Securities Act

The following boxes should only be included and completed if the registrant is making this filing in accordance with Rule 486 under the Securities Act.

[ ]	immediately upon filing pursuant to paragraph (b)

[X]	on November 1, 2021 pursuant to paragraph (b)

[ ]	60 days after filing pursuant to paragraph (a)

[ ]	on (date) pursuant to paragraph (a)

If appropriate, check the following box:

[X]	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

[ ]	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .

[ ]	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .

[ ]	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .

Check each box that appropriately characterizes the Registrant:

[X]	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

[ ]	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

[X]	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

[ ]	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

[ ]	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

[ ]	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).

[ ]	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

[ ]	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

This Registration Statement carries forward the 40,000,000 Shares of beneficial interest of the Registrant that were previously registered and for which $100,700 of registration fees were paid.

EXPLANATORY NOTE

This Post-Effective Amendment to the Registration Statement on Form N-2 is filed for the sole purpose of designating November 1, 2021 as the new effective date for Post-Effective Amendment No. 15 to the Registration Statement filed on August 27, 2021.

This Post-Effective Amendment incorporates by reference the information contained in Parts A, B, and C of Post-Effective Amendment No. 15 to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 25th day of October, 2021.

GRIFFIN INSTITUTIONAL ACCESS CREDIT FUND

By:	/s/ Terrence O. Davis
Name: Terrence O. Davis
Title: Attorney-in-Fact
* Pursuant to Powers of Attorney

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates.

Name	Title	Date
Randy Anderson*	Executive Vice President, Secretary and Trustee	October 25, 2021
Robb Chapin*	Trustee	October 25, 2021
Ira Cohen*	Trustee	October 25, 2021
Nathan Headrick*	Trustee	October 25, 2021
Kevin Shields*	President and Trustee	October 25, 2021
/s/ Joseph Miller	Treasurer	October 25, 2021
Joseph Miller

GIACF ALTERNATIVE HOLDINGS, LLC

By:	/s/ Terrence O. Davis
Name: Terrence O. Davis
Title: Attorney-in-Fact
* Pursuant to Powers of Attorney

Dated: October 25, 2021

CRDTX SPV I, LLC

By:	/s/ Terrence O. Davis
Name: Terrence O. Davis
Title: Attorney-in-Fact
* Pursuant to Powers of Attorney

Dated: October 25, 2021

*	Affixed by Terrence O. Davis

Attorney-in-Fact - Pursuant to Powers of Attorney filed April 30, 2019.